Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Palo Alto, CA — August 11, 2011 — Anacor Pharmaceuticals (NASDAQ:ANAC) reported today its second quarter accomplishments and financial results for the three months ended June 30, 2011.

“We continued to make progress on our lead programs in the second quarter.  We are enrolling patients in our two Phase 3 trials of AN2690 for onychomycosis, we completed our final Phase 2b trial of AN2728 for psoriasis and are preparing for our End of Phase 2 meeting with the FDA, and we announced that our partner GSK initiated two Phase 2b trials of GSK ‘052,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.  “We have also made progress in our neglected diseases initiative with our partner DNDi announcing the completion of pre-clinical studies of AN5568 for African Sleeping Sickness and their plans to move the compound into clinical development.  More recently, we announced that Eli Lilly, our partner in animal health, has selected an Anacor compound to develop for a significant unmet need in animal health.”

Second Quarter 2011 Highlights and Recent Developments

Clinical

•                  AN2690 — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States:

•                  Continued enrollment in two Phase 3 trials for AN2690 in onychomycosis.   Each Phase 3 trial is expected to enroll approximately 600 patients.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of psoriasis, a chronic inflammatory skin disease that affects approximately 7.5 million people in the United States and over 100 million people worldwide:

•                  Announced in June 2011 results from the final Phase 2b trial for psoriasis.  The trial enrolled 68 subjects randomized in a 2:1 ratio, AN2728 to vehicle.  Subjects treated with AN2728 showed improvement over vehicle at each of the recorded timepoints during the 12-week study period, with peak efficacy of 26% occurring after six weeks of treatment with AN2728.  Combined with the results from the seven previous AN2728 trials, each of which demonstrated statistically significant efficacy and a good safety profile, this Phase 2b trial provides the data to prepare us for our End of Phase 2 meeting with the FDA and to plan the Phase 3 trials of AN2728 for psoriasis.

•                  Initiated a Phase 2 trial of AN2728 and AN2898 to determine safety, tolerability and efficacy of the two compounds for the topical treatment of mild-to-moderate atopic dermatitis.

•                  GSK ‘052 (GSK2251052, formerly known as AN3365) — our lead systemic antibiotic for the treatment of infections caused by Gram-negative bacteria:

•                  Announced in June that GSK initiated two separate Phase 2b trials of GSK ‘052 in complicated urinary tract infections (cUTI) and complicated intra-abdominal infections (cIAI).  Each Phase 2b trial is expected to enroll approximately 200 patients.

•                  Animal Health

•                  Achieved the first development candidate in our animal health collaboration with Eli Lilly and Company (Lilly) in August 2011.  This was accomplished within one year of signing the research collaboration with Lilly to explore the use of Anacor’s boron chemistry to discover products for a variety of animal health applications.  Under the terms of the collaboration, Anacor will receive a $1 million payment for this achievement and is eligible to receive additional development and regulatory milestones as well as tiered royalties from the high single digits to low double digits on future sales.

•                  Neglected Diseases Initiative

•                  Announced in June that our partner, the Drugs for Neglected Diseases initiative (DNDi), successfully completed pre-clinical studies for AN5568, the first new oral drug candidate discovered specifically to combat human African trypanosomiasis (HAT), also known as sleeping sickness, with human clinical trials expected to start by year-end 2011.

Anticipated Milestones in 2011 and 2012

•                  We expect to complete enrollment of our two Phase 3 trials for AN2690 in onychomycosis in the second half of 2011 with data expected in the second half of 2012.

•                  We expect to conduct our End of Phase 2 meeting with the FDA for AN2728 in mild-to-moderate plaque-type psoriasis in the fourth quarter of 2011.

•                  Subject to the results of this meeting, we will be able to determine the timing and scope of a Phase 3 trial for AN2728 in mild-to-moderate plaque-type psoriasis.

•                  We expect to announce the results of the Phase 2 trial of AN2728 and AN2898 in atopic dermatitis in the second half of 2011.

•                  We expect data from the two Phase 2b trials of GSK ‘052 in 2012.

Selected Second Quarter 2011 Financial Results

Revenues for the quarter ended June 30, 2011 were $2.9 million, compared to $6.7 million for the comparable period in 2010. In the second quarter of 2010, we recognized $5.8 million in revenue from a one-time payment in connection with the termination of our collaboration agreement with Schering Corporation.  Excluding that one-time payment, revenues increased by $2.0 million for the quarter ended June 30, 2011 as compared to same quarter in 2010.  The increase in revenues was primarily due to additional revenue recognized under our collaboration agreements with Lilly and Medicis Pharmaceutical Corporation (Medicis) and increased revenues from our neglected diseases initiative.

Research and development expenses for the second quarter of 2011 were $15.5 million, compared to $6.1 million for the comparable period in 2010. The increase in expenses in the second quarter of 2011 compared to the same quarter in the prior year was primarily due to the increase in development, manufacturing and clinical trial activities for AN2690, AN2728 and AN2898.  In addition, our expenses for research activities increased due to our collaborations with Lilly, Medicis and our neglected diseases initiative.

General and administrative expenses for the second quarter of 2011 were $2.4 million, compared to $1.7 million for the comparable period in 2010.  The increase in these expenses resulted from an increase in noncash expenses for stock-based compensation and the higher costs of operating as a public company.

Net loss for the second quarter of 2011 was $15.3 million, compared to $1.5 million for the same quarter of 2010.

Cash, cash equivalents and short-term investments totaled $63.2 million at June 30, 2011.

Financial Guidance

Anacor is maintaining its previously stated guidance that it expects to end 2011 with at least $50 million in cash.

Upcoming Events

The following posters will be presented at the 41st Annual ESDR (European Society for Dermatological Research) Meeting September 7-10, 2011 in Barcelona, Spain:

•	2-Year Carcinogenicity Studies Demonstrates that AN2690, a Novel Boron-containing Small Molecule for Topical Treatment of Onychomycosis, is Considered Non-carcinogenic
•	Preclinical Safety Studies with AN2690, a Novel Boron-containing Small Molecule for Topical Treatment of Onychomycosis, Demonstrate Very Promising Safety Profile
•	Comparative In Vivo Biotransformation of [14]C-AN2690 in Mouse, Rat and Human Following Topical or Oral Administration
•	The Pharmacokinetics of AN2690 after Topical Application in Patients with Onychomycosis
•	Principles of Translational Medicine Employed for the Efficient Clinical Development of Topically Applied AN2690 for the Treatment of Onychomycosis
•	Dermal Tolerability and Preliminary Efficacy of AN2728 and AN2898, Novel Boron-Based Small Molecules, in the Treatment of Psoriasis
•	Safety, Tolerability and Pharmacokinetics of AN2728 Ointment, a Potential Boron-based Treatment for Psoriasis
•	Safety and Efficacy of AN2728 Ointment in a 12-week, Randomized, Double-Blind, Vehicle-Controlled, Bilateral Trial for the Treatment of Psoriasis

The following posters will be presented at ICAAC 2011 Interscience Conference on Antimicrobial Agents & Chemotherapy Medical Conference September 17-20, 2011 in Chicago, Illinois:

•	A Comparison of Broth Microdilution and Agar Dilution for GSK2251052 and Meropenem against Gram-Negative Organisms and B. fragilis
•	Efficacy of LeuRS Inhibitor GSK2251052 Against Pseudomonas aeruginosa (Pa) Using a Computer-Controlled Infusion System to Recreate Human Exposure Profiles in Rats
•	GSK2251052, a Novel Boron-Containing Protein Synthesis Inhibitor, with Comparative In Vitro Activity Against Pseudomonas aeruginosa from a Global Population
•	Dose Ranging Studies with LeuRS Inhibitor GSK2251052 against E. coli in a Mouse Thigh Suture Infection Model
•	Susceptibility Testing of a Novel Mechanism Antibacterial GSK2251052 against Category A/B Bacterial Biothreat Agents
•	Use of a Population Pharmacokinetic Model for Dose Selection in Phase 2b Studies for GSK2251052
•	Comparative in vitro Activity of GSK2251052, a Novel Boron Leucyl-tRNA Synthetase Inhibitor, Against 916 Anaerobic Organisms
•	Novel Boron-containing Aminoacyl-tRNA Synthetase Inhibitors with Gram-negative Bacterial Activity

All posters will be available on Anacor’s website following the presentations.

Conference Call and Webcast

Anacor will host a conference call at 4:30 p.m. ET / 1:30 p.m. PT today, during which management will discuss the company’s financial results and recent developments.  The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call and providing the conference ID 87259508.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered five compounds that are currently in clinical development, including its three lead programs: AN2690, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of psoriasis and atopic dermatitis; and GSK 2251052, or GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement. In addition, Anacor is developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections, and AN2898 as a topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis.   For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements involving risks and uncertainties that relate to future events including the nature and timing of the development and commercialization of AN2690, AN2728, AN2898 and GSK ‘052; status of our collaborations; expected commencement, enrollment and completion of our clinical trials; timing of and outcomes from regulatory meetings related to our product candidates; financial outlook for 2011; and other matters that are described in Anacor’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Actual results may differ materially from those expressed or implied by these forward-looking statements.   Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Anacor undertakes no obligation to update any forward-looking statement in this press release, whether as a result of new information, future events or otherwise after the date of this press release.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, Except Share and Per Share Data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Contract revenue	$2,343	$6,155	$4,035	$6,365
Contract revenue – related party	514	519	1,031	1,019
Total revenues	2,857	6,674	5,066	7,384

Operating expenses:
Research and development (1)	15,473	6,123	28,162	12,724
General and administrative (1)	2,353	1,701	4,979	3,649
Total operating expenses	17,826	7,824	33,141	16,373

Loss from operations	(14,969)	(1,150)	(28,075)	(8,989)

Interest income	44	2	95	8
Interest expense	(351)	(558)	(680)	(1,110)
Loss on early extinguishment of debt	—	—	(313)	—
Other income (expense)	(19)	235	(19)	466

Net loss	$(15,295)	$(1,471)	$(28,992)	$(9,625)
Net loss per common share – basic and diluted	$(0.54)	$(0.99)	$(1.03)	$(6.49)
Weighted-average number of common shares used in calculating net loss per common share – basic and diluted (2)	28,067,181	1,490,799	28,033,724	1,483,135

(1)          Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$673	$333	$1,134	$679
General and administrative expenses	485	182	715	390

(2)          Weighted-average number of common shares used in calculating net loss per common share – basic and diluted for the three and six months ended June 30, 2010 excludes convertible preferred stock shares outstanding from January 1 through June 30, 2010, which converted into 11,120,725 shares of common stock as of the November 30, 2010 closing of our initial public offering (IPO). For the three and six months ended June 30, 2011, weighted-average number of common shares used in calculating net loss per common share – basic and diluted includes 12,000,000 shares of common stock sold in our IPO; 2,000,000 shares sold in the concurrent private placement; and 1,382,651 shares of common stock sold pursuant to an over-allotment option granted to the underwriters of our IPO.  Total common shares outstanding as of June 30, 2011 were 28,142,840.

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,

	2011	2010

	(unaudited)	(1)

Cash, cash equivalents and short-term investments	$63,206	$78,591
Total assets	68,456	83,964
Notes payable	9,452	7,741
Accumulated deficit	(140,172)	(111,180)
Total stockholders’ equity	29,742	56,393

(1)   Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Contact:

Anacor Pharmaceuticals, Inc.

DeDe Sheel

Investor Relations and Corporate Communications

dsheel@anacor.com

650.543.7575